For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin,
Senior Director, Investor Relations
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE CONTINUES DISCUSSIONS WITH FDA ON DRY EYE PROGRAM

DURHAM, NC -- October 5, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) met with the U.S. Food and Drug Administration (FDA) in late September 2006 to continue ongoing discussions related to Inspire's dry eye clinical program for Prolacria™ (the proposed U.S. trade name for diquafosol tetrasodium ophthalmic solution 2%).

Based on this meeting, Inspire plans to provide the FDA with additional information to facilitate ongoing discussions related to Prolacria. Inspire expects to meet with the FDA again following the FDA's review of this information.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, "We believe our discussions with the FDA have been constructive but the overall program remains challenging and the outcome is uncertain."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Although Inspire intends to provide additional information regarding Prolacria to the FDA, there is no assurance that such additional information will be sufficient for approval of Prolacria by the FDA. Inspire can make no assurance on the outcome or timing of future discussions with the FDA regarding Prolacria, including the likelihood that Inspire will continue to move forward to seek regulatory approval of Prolacria. It may be necessary for Inspire to conduct additional clinical trials of Prolacria and there is no guarantee that any additional clinical trials will be successful or that the FDA will approve Prolacria. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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